Exhibit 99.1

To Our Shareholders:

The shopping center sector and Urban Edge experienced a robust recovery during 2021. Retailers achieved record sales and earnings growth as consumer spending strengthened across a variety of categories. This rebound resulted in record leasing volumes, improved asset pricing driven by increased capital flows, and most notably, UE’s total 2021 shareholder return of 56%, 600 basis points above the Dow Jones U.S. Real Estate Strip Center Index.

Significantly, the demand for brick-and-mortar retail space in our markets is at the greatest level we have seen in decades, and our team is executing at high levels to capitalize on this increased demand. In fact, UE stands to benefit from $22 million of gross rents, approximately 10% of current NOI, from leases we have executed but have not yet started paying rent.

Strong Financial Performance
We were pleased with our 2021 results. FFO as Adjusted grew 24% to $1.09 per share, same-property NOI including properties in redevelopment increased 14%, and same-property leased occupancy increased 250 basis points to 94.1%.

We recognize that Russia’s invasion of Ukraine has introduced added macroeconomic uncertainty given the connected nature of the global economy. We are deeply saddened by the loss of innocent lives and the suffering taking place. We are mindful of the risks of rising interest rates, supply chain disruptions, and inflation that are at elevated levels. Notwithstanding these very real challenges, we are optimistic about our future. Our optimism is grounded in the conviction we have in our strategy, our people, and the strength of our balance sheet and real estate.

While we recognize the headwinds the consumer may face from an inflationary environment, we also believe the consumer enters this cycle on better economic footing. Government stimulus, growth in investment accounts, and modified purchasing behavior during the pandemic have resulted in a substantial increase in consumer savings. According to Evercore ISI, cash in the bank for U.S. consumers increased from $1 trillion in the fourth quarter of 2019 to almost $4 trillion in the fourth quarter of 2021. This buying power should enable healthy spending to continue over the next several years.

At the same time, brick-and-mortar stores have proven critical in serving consumers who have demonstrated that beyond price and selection, shoppers truly value convenience. Consumers want the ability to shop in store and also order online for home delivery or store pickup. We have seen that retailers win when they meet the customer on the customer’s terms. Retailers continue to tell us that proximity to the customer is critical, and our properties offer average five-mile population densities of nearly 600,000 people, significantly higher than our shopping center peers and positioning us well for the future.

Poised for Growth - Our Strategic Plan
Our strategic plan is focused on improving retail real estate in our core first-ring suburban markets primarily throughout the Washington, D.C. to Boston corridor. We are doing this by enhancing our shopping centers through the addition of high-quality grocers and convenience-oriented retailers including national discounters, healthcare providers, and new restaurant concepts, all of which benefit the surrounding communities.

Our plan is designed to grow FFO as Adjusted annually by 6-7% through 2025, increasing net asset value by approximately $6 per share. The largest contributors to this growth include delivering anchor repositioning projects, growing occupancy to 96%+, monetizing non-income-producing land, and extracting $50 million of value from debt refinancing.

Anchor repositioning projects
We have nearly $220 million of active redevelopments underway, primarily made up of anchor repositioning projects such as the addition of Kohl’s and the ground-up development of a medical office building for Hackensack Meridian Health at Bergen Town Center, ShopRite and Marshalls at Huntington Commons, and Amazon Fresh at Broomall Commons. We have another $100 million of projects we expect to activate within the next year. These include re-tenanting the vacant Kmart boxes with leading retailers at Bruckner Commons and The Outlets at Montehiedra, adding three national retailers to Hudson Mall, and completing re-tenanting projects at the Plaza at Cherry Hill and Burnside Commons. These projects aggregate $320 million in expected costs and should generate a 10% unleveraged yield, creating $260 million of net value at a 5.5% cap rate.

Growing occupancy to 96%+
Our leasing pipeline currently consists of approximately 1.3 million square feet in active negotiation, the largest pipeline we have had since we were spun in 2015. The size of the pipeline is notable, but even more so is the quality of tenants comprising this demand. We are seeing strong interest from leading grocers, national discounters, health and beauty brands, restaurant and food-service tenants, and a variety of smaller-shop tenants that wish to capitalize on the increased traffic coming from new anchor tenants. Increasing occupancy to 96% should provide approximately $150 million of value creation, net of costs, at a 5.5% capitalization rate. Our team will strive to increase occupancy to the 98% average that we operated at from 2016-2018.

Monetizing non-income-producing land
One of the unique aspects of our portfolio is the embedded value of non-income-producing land we own in some of the most sought-after markets in the New York metro area. We have identified opportunities where the highest and best use for the land could be for residential, industrial, or medical office. The greatest opportunities include the 77 acres of land at Sunrise Mall that is zoned for industrial use and 8 acres adjacent to Bergen Town Center that could likely accommodate 450–500 multi-family units. In total, prior to any gains on Sunrise Mall, which currently generates a net operating loss of approximately $5 million, we have at least $160 million of value to be realized from monetizing these land parcels.

Las Catalinas Mortgage Debt Refinancing
In December 2020, we entered into a debt restructuring for our mortgage on Las Catalinas Mall in Puerto Rico. The restructuring provided us with a discounted payoff option starting in August 2023. While we currently carry the debt on our balance sheet at $124 million based on the original principal amount, we expect to exercise the discounted payoff option of $72.5 million, resulting in $50 million of value creation.

Additional Upside
We continue to be on the hunt for opportunistic and value-enhancing acquisitions that reflect prudent capital allocation decisions. For example, in December 2021, we acquired Woodmore Towne Centre, a 712,000 sf Costco and Wegmans anchored center in Glenarden, Maryland, for $193 million. This property is in a prime location near the Capital Beltway outside Washington, D.C., and provides an initial leveraged yield of almost 11%, given the ten-year, interest-only non-recourse 3.4% mortgage debt we placed on the asset. The property includes 22 acres of undeveloped land that we are currently evaluating for retail, office, and medical uses.

In addition to external opportunities, we will achieve further earnings growth from contractual rent and percentage rent increases, improvement in our operating expense recovery rates, and from renewing tenants at higher rent levels.

Private market transactions for shopping centers have shown significant demand from investors, particularly those anchored by a grocer. This demand has resulted in recent capitalization rates of 4-5%, well below the 6.7% implied capitalization rate most analysts calculate based on our current share price. While our stock performance this past year was robust, these private market transactions highlight the compelling value of UE stock. A 100 basis-point decline in our implied capitalization rate equates to a $5 per share increase in our stock price.

ESG Updates

During 2021, we increased our focus on environmental, social, and governance matters and issued our first Global Real Estate Sustainability Benchmarks (“GRESB”) filing and inaugural ESG report. We have mobilized a team working across the company to ensure that all our employees are taking part in our corporate ESG objectives. We fully embrace our obligations to be good corporate stewards of capital, both financial and human, and are looking forward to sharing the significant progress we made this past year in our next ESG report.

Our employees have always taken an active role in supporting the communities we serve and helping those in need. This past year was no exception, as we contributed to multiple organizations in the communities where our shopping centers are located, including the Relief Access Program for the Bronx, where our contributions of warehouse space and funds have supported the distribution of over two million meals to the community; the Bergen Volunteers “All Wrapped Up” holiday program, where we “adopted” multiple families to provide them with the means to shop for the holidays; and the children of Hogar Cuna San Cristóbal, in Caguas, Puerto Rico, a transitionary safe home for children awaiting adoption to which our employees provide significant volunteer time and for which we sponsor a donation drive. We are proud to witness the spirit of caring and giving that resides within the Urban Edge team.

We have expanded our data collection to better measure water, waste, and energy use with an eye to improving efficiency and decreasing waste. Our ESG team is working with our human resources department to raise our consciousness on diversity, equity, and inclusion within our company and in the communities where we operate. Mandatory training, combined with voluntary programs such as book clubs and social gatherings, has been implemented to ensure that DEI initiatives receive the attention they deserve.

Bright Years Ahead

The strong results we produced this past year and the optimism we have in our ability to execute our strategic plan are attributable to the determination and resiliency of the Urban Edge team. I am incredibly grateful to our employees who continue to work for the benefit of all UE stakeholders despite the continuing challenges created by COVID-19 and all its variants.

In addition, we continue to be very well-served by our experienced and dedicated Board of Trustees. Our governance process continues to focus on board refreshment and diversity, and during 2021, Susan Givens and Norman Jenkins joined our board. Both are extremely talented executives with deep real estate and public markets experience who have grown many successful companies. We want to thank Amy Lane and Michael Gould, who will be retiring from our board effective at the upcoming annual meeting of shareholders. We deeply appreciate their service on our board since we spun from Vornado in 2015 and value their many contributions.

Finally, thank you for being an investor in Urban Edge. Our brightest years are ahead, and we are excited to share them with you.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 25, 2022

NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts (“REITs”) or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•FFO: The Company believes Funds from Operations (“FFO”) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•NOI: The Company uses Net Operating Income (“NOI”) internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any.

•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which totals 66 properties for the years ended December 31, 2021 and 2020. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area (“GLA”) is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables that follow.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables that follow.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2021 and 2020. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2021	Year Ended December 31, 2020
	(in thousands)	(in thousands)
Net income	$107,815	$97,750
Less net income attributable to noncontrolling interests in:
Operating partnership	(4,296)	(4,160)
Consolidated subsidiaries	(833)	(1)
Net income attributable to common shareholders	102,686	93,589
Adjustments:
Rental property depreciation and amortization	91,468	95,297
Gain on sale of real estate	(18,648)	(39,775)
Real estate impairment loss	468	3,055
Limited partnership interests in operating partnership	4,296	4,160
FFO applicable to diluted common shareholders	180,270	156,326
FFO per diluted common share(1)	1.48	1.27
Adjustments to FFO:
Impact of lease terminations(2)	(44,540)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(1,216)	12,025
Tax impact of Puerto Rico transactions(3)	(1,137)	(37,543)
Transaction, severance and other expenses(4)	861	6,097
Tenant bankruptcy settlement income	(771)	—
Write-off of below-market intangibles due to tenant bankruptcies	—	(1,649)
Gain on extinguishment of debt	—	(34,908)
Executive transition costs	—	7,152
FFO as Adjusted applicable to diluted common shareholders	$133,467	$107,500
FFO as Adjusted per diluted common share(1)	$1.09	$0.88

Weighted Average diluted common shares(1)	122,107	122,810

(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the year ended December 31, 2021 and December 31, 2020, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.

(2) During the year ended December 31, 2021, net income includes $45.9 million of accelerated amortization of below-market lease intangibles resulting from the termination of our leases with Kmart and Sears. The $44.5 million adjustment to FFO in calculating FFO as Adjusted is net of the $1.4 million attributable to the noncontrolling interest in Sunrise Mall.

(3) Amount for the year ended December 31, 2021 reflects final adjustments to local and state income taxes in connection with the debt transactions and legal entity reorganization at our malls in Puerto Rico in 2020. Amount for the year ended December 31, 2020 reflects the original estimated income tax benefit resulting from the debt and legal entity reorganization transactions.
(4) Amount for the year ended December 31, 2020 includes $5.7 million of transaction costs associated with the debt and legal entity reorganization transactions that occurred for the malls in Puerto Rico during the year.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the years ended December 31, 2021 and 2020. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2021	Year Ended December 31, 2020
	(in thousands)	(in thousands)
Net income	$107,815	$97,750
Management and development fee income from non-owned properties	(1,169)	(1,283)
Other expense	608	672
Depreciation and amortization	92,331	96,029
General and administrative expense	39,152	48,682
Real estate impairment loss	468	3,055
Gain on sale of real estate	(18,648)	(39,775)
Interest income	(360)	(2,599)
Interest and debt expense	57,938	71,015
Gain on extinguishment of debt	—	(34,908)
Income tax (benefit) expense	1,139	(38,996)
Non-cash revenue and expenses	(55,463)	741
NOI	223,811	200,383
Adjustments:
Non-same property NOI and other(1)	(26,493)	(27,836)
Tenant bankruptcy settlement income and lease termination income	(1,313)	(1,094)
Same-property NOI	$196,005	$171,453
NOI related to properties being redeveloped	20,915	18,621
Same-property NOI including properties in redevelopment	$216,920	$190,074

(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period. Amounts for 2021 include Sunrise Mall which generated a net operating loss of $3.0 million for the year ended December 31, 2021. This amount reflects the total operating loss on the property and includes the portion pertaining to the noncontrolling interest in Sunrise Mall.